UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 29, 2006

KINGLAKE RESOURCES INC.
(Exact name of registrant as specified in its charter)

________________

Nevada
(State or Other Jurisdiction of Incorporation)

1081
(Primary Standard Industrial Classification Code)

Applied For
(I.R.S. Employer Identification)

Room #158. #1395 Pacific Plaza
8888 Odlin Crescent
Richmond, British Columbia
Canada V6X 3Z8
(Address of principal executive offices, including zip code)

(778) 863-0073
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Kinglake Resources, Inc., a Nevada corporation (the registrant, in connection with the items set forth below.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.01     Changes in Control of Registrant

On Oct.29, 2006, Xuan Song sold 500,000 shares of common stock owned by him to Xin Chen in consideration of $50.00. The 500,000 shares constituted all of the shares of common stock owned by Mr. Song. After Mr. Chen acquired the shares of common stock, he owned 50% of our total outstanding shares of common stock. Ms. Wen Shi, our other officer and director owns the remaining outstanding 500,000 shares of common stock.

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 29, 2006, Xuan Song resigned as an officer and director of the Company. His resignation was not as result of any dispute with the Company relating to the Company's operations, policies or practices.

On October 29, 2006, the board of directors appointed Xin Chen, age 45, to fill the vacancy on the board of directors created by the resignation of Xuan Song. Further, Xin Chen replaced Mr. Song as our president and principal executive officer. Since July 2004, Mr. Chen has been the owner of Beijing ENET Information Consulting Co. Ltd., located in Beijing, China. Beijing ENET Information Consulting Co. Ltd. is engaged in the business of Telecommunication consulting and program development. From September 1998 to April 2004, Mr. Chen was a project manager for AT&T China, Inc.

Item 8.01     Other Events

As a result of the resignation of Mr. Song as one of our officers and directors, we have changed the location of our office from his home to Room #158, #1395 Pacific Plaza, 8888 Odlin Crescent, Richmond, British Columbia, Canada V6X 3Z8. We lease the foregoing office from Nov. 1, 2006 pursuant to a written lease agreement. The term of our lease is 1 year and out monthly rental is about $600.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kinglake Resources, Inc.

Date: November 2, 2006	By:	WEN SHI
Wen Shi
Secretary, Treasurer and a member of the Board of Directors